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Exhibit 21

Subsidiaries	Country of incorporation
Celltel Lanka Limited	Sri Lanka
Pakcom Limited	Pakistan
Paktel Limited	Pakistan
Telefonica Celular de Bolivia SA	Bolivia
Telefonica Celular del Paraguay SA	Paraguay
Transcom Paraguay	Paraguay
Millicom (Ghana) Limited	Ghana
Sentel GSM	Senegal
Millicom Sierra Leone Limited	Sierra Leone
Millicom Peru SA	Peru
Telemovil El Salvador SA	El Salvador
Millicom Lao Co. Limited	Lao People's Democratic Republic
Millicom de Venezuela	Venezuela
Comvik International (Vietnam) AB	Sweden
Comvik International AB	Sweden
MIC-USA Inc	USA
Millicom International Operations SA	Grand Duchy of Luxembourg
Millicom Telecommunications SA	Grand Duchy of Luxembourg
Millicom International Operations BV	Netherlands
Millicom Telecommunications BV	Netherlands
MIC Systems BV	Netherlands
Millicom Holding BV	Netherlands
MIC Latin America BV	Netherlands
Millicom International BV	Netherlands
MIC Africa BV	Netherlands

Joint Ventures	Country of incorporation
Cam GSM Company Limited	Cambodia
Royal Telecam International Limited	Cambodia
Emtel Limited	Mauritius
Communicaciones Celulares SA	Guatemala
Telefonica Celular SA	Honduras
MIC Tanzania Limited	Tanzania
Millicom Argentina SA	Argentina

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  Exhibit 21